EXHIBIT 99

                          PRESS RELEASE

                          PRESS RELEASE


                  MID PENN BANCORP, INC. AND
            MINERS BANK OF LYKENS ANNOUNCE MERGER
            -------------------------------------

Contact Person: Eugene F. Shaffer, Chairman, President and Chief
                Executive Officer

DATE: January 9, 1997

     The Board of Directors of Mid Penn Bancorp, Inc. and Miners Bank of Lykens announced today that they have reached a definitive agreement whereby Mid Penn Bancorp, Inc. will acquire Miners. The agreement, signed January 9, 1998, provides for the merger of Miners with and into Mid Penn Bank, the wholly-owned subsidiary of Mid Penn Bancorp, Inc.

     Under the terms of the Agreement, shareholders of Miners will receive ten (10) shares of Mid Penn Bancorp Common Stock, par value $1 per share, for each share of Miners common stock, par value $5 per share, previously owned. The aggregate deal value is approximately $4,595,750. The most recent sale of Mid Penn Bancorp, Inc. [MBP] stock traded on the American Stock Exchange at $31 per share. The combined assets of the institution will be approximately $257 million after the merger.

     In announcing the deal, Eugene F. Shaffer, Chairman, President and Chief Executive Officer of Mid Penn Bancorp said, "The acquisition of Miners is an excellent opportunity. We believe that this transaction will result in substantial benefit to our shareholders, the community and the customers served by both institutions." Mid Penn Bank, with corporate headquarters in Millersburg, Dauphin County, Pennsylvania, has 9 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties, with total assets of approximately $229 million as of December 31, 1997.

     Franklin W. Ruth, Jr., President and Chief Executive Officer of Miners stated that, "We are pleased to affiliate with Mid Penn, a company with a long-standing tradition of service to its customers and the community and sound financial performance. We believe that this transaction will provide value to our shareholders while significantly enhancing the banking services and products available to our customers and the community we serve." Miners Bank of Lykens, headquartered in Lykens, Dauphin County, Pennsylvania, has total assets of approximately $28 million as of December 31, 1997.

     The present Miners Bank at 550 Main Street, Lykens, will operate as a branch office of Mid Penn Bank. All employees of Miners will be employed by Mid Penn Bank.

     Subject to the receipt of all required regulatory and Miners
Bank shareholder approvals, the parties anticipate consummating the transaction by late Spring of 1998.